UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)
September 2, 2009

FROZEN FOOD EXPRESS INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Texas (State or Other Jurisdiction of Incorporation)	1-10006 COMMISSION FILE NUMBER	75-1301831 (IRS Employer Identification No.)
1145 Empire Central Place Dallas, Texas 75247-4309 (Address of Principal Executive Offices)		(214) 630-8090 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On September 4, 2009, Frozen Food Express Industries, Inc. (the “Company”) and its principal operating subsidiary, FFE Transportation Services, Inc. (the “Borrower”), closed on the Second Amended and Restated Credit Agreement (the “Agreement”), dated September 2, 2009, by and among the Borrower and certain of its affiliates, the Company, and Comerica Bank as Administrative Agent, Collateral Agent, and Issuing Bank.

The Agreement extends the term of the Amended and Restated Credit Agreement dated as of October 12, 2006, as amended, together with the promissory notes made by the Borrower thereunder, for a period of two years and provides for a secured revolving credit facility of up to $35.0 million, subject to a borrowing base based on accounts receivable and the orderly liquidation value of vehicles.

The credit facility will continue to be used by the Company, the Borrower and certain of its affiliates for working capital and general corporate purposes and to refinance existing indebtedness and to issue up to $10.0 million in letters of credit to support transactions entered into in the ordinary course of business.  Borrowings made under the credit facility will be based on a base rate plus an applicable margin.  The base rate will be a floating rate equal to the higher of the daily adjusting 30 day LIBOR rate or 2.00% per annum, plus the applicable margin which will be 1.875% per annum for outstanding balances of $10.0 million or less and 2.875% per annum for outstanding balances greater than $10.0 million.

The Agreement terminates on September 2, 2011, or such earlier date upon which the obligation of the banks to make loans is terminated pursuant to the terms of the Agreement.  The credit facility contains usual and customary covenants for transactions of this type, including covenants limiting dividends and repurchases of shares of common stock, liens, additional indebtedness and mergers.  The Company will be required to maintain a fixed charge coverage ratio, as defined in the Agreement, equal to or greater than 1.25 to 1.00, and a leverage ratio, as defined in the Agreement, equal to or less than 2.50 to 1.00.  In addition, as of the last day of any fiscal quarter, the Company is required to maintain a minimum consolidated tangible net worth, as defined in the Agreement, of at least $85.0 million.  The credit facility is secured by substantially all of the assets of the Borrower and is guaranteed by the Company and its affiliates.

In the event of a default by the Borrower under the credit facility, the Administrative Agent may, at its election, terminate the obligation to make loans under the credit facility, declare the entire unpaid balance of the obligations and all other indebtedness of any one or more of the Borrower or other companies to the bank and the agent immediately due and payable, and enforce any and all rights and interests created and existing under the Agreement, including, without limitation, all rights of set-off and all other rights available under the law.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information described in Item 1.01 above is hereby incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits
(a)	Financial statements of business acquired.
Not applicable.
(b)	Pro-forma financial information.
Not applicable.
(c)	Shell company transactions.
Not applicable.
(d)	Exhibits
10.1
Second Amended and Restated Credit Agreement, dated as of September 2, 2009, among FFE Transportation Services, Inc., a Delaware corporation, Frozen Food Express Industries, Inc., a Texas corporation, Conwell Corporation, a Delaware corporation, FX Holdings, Inc., a Delaware corporation, Lisa Motor Lines, Inc., a Delaware corporation, Compressors Plus, Inc., a Texas corporation, FFE Logistics, Inc., a Delaware corporation, Conwell LLC, a Delaware limited liability company, Comerica Bank, a Texas banking association, each other entity which may from time to time become party hereto as a lender hereunder or any successor or assignee thereof, and Comerica as Administrative Agent, Collateral Agent and Issuing Bank.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FROZEN FOOD EXPRESS INDUSTRIES, INC.
Dated: September 8, 2009	By:	/s/ Ronald J. Knutson
Ronald J. Knutson Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.1
Second Amended and Restated Credit Agreement, dated as of September 2, 2009, among FFE Transportation Services, Inc., a Delaware corporation, Frozen Food Express Industries, Inc., a Texas corporation, Conwell Corporation, a Delaware corporation, FX Holdings, Inc., a Delaware corporation, Lisa Motor Lines, Inc., a Delaware corporation, Compressors Plus, Inc., a Texas corporation, FFE Logistics, Inc., a Delaware corporation, Conwell LLC, a Delaware limited liability company, Comerica Bank, a Texas banking association, each other entity which may from time to time become party hereto as a lender hereunder or any successor or assignee thereof, and Comerica as Administrative Agent, Collateral Agent and Issuing Bank.